Exhibit 99.1
FOR IMMEDIATE RELEASE
June 29, 2010
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS ACHIEVES RECORD-LEVEL RESULTS IN FISCAL 2010
Company Sees Continuing Growth in Fiscal 2011
     MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported strong results for the fourth quarter and full fiscal year ended May 30, 2010. On the last business day of the fiscal year, General Mills common stock split 2 for 1. All per-share data in this release have been adjusted to reflect the stock split.
Fiscal 2010 Financial Highlights
•	Fiscal 2010 included 52 weeks. The previous year included 53 weeks, with the extra week falling in the fourth quarter.

•	Net sales for fiscal 2010 grew 1 percent.

•	Segment operating profit rose 8 percent.

•	Diluted earnings per share (EPS) increased 18 percent to $2.24.

•	Excluding certain items affecting comparability, diluted earnings per share grew 16 percent to $2.30, in line with the consensus of analyst estimates.
General Mills net sales in fiscal 2010 increased 1 percent to $14.8 billion. The contribution from volume (measured in pounds) matched prior-year levels, with the impact of one less week and the absence of divested product lines subtracting 3 points of growth. Price and mix contributed 1 point of net sales growth, and foreign currency translation had no meaningful impact on the net sales growth rate. Gross margin expanded to 39.7 percent, reflecting strong operating performance, effective cost-savings initiatives and supply-chain costs that were below prior-year levels. The company increased media expense by 24 percent in fiscal 2010. Including this investment, segment operating profit grew 8 percent to $2.9 billion. Restructuring, impairment and other exit costs totaled $31 million pretax. Tax expense included a $35 million charge related to recent federal health care legislation. Net earnings grew 17 percent to $1.5 billion, including a net decline in mark-to-market valuation of certain commodity positions. Diluted earnings per share rose 18 percent to $2.24. Earnings per share excluding mark-to-market effects and the tax charge related to health care reform would total $2.30. This represents a 16 percent increase from 2009 earnings of $1.99 per share excluding items affecting comparability (please see Note 10 to the consolidated financial statements below for a reconciliation of this non-GAAP number).
     Chairman and Chief Executive Officer Ken Powell said, “This was an exceptional year for our company. We achieved broad-based sales growth and expanded gross margin, which allowed us to invest at above-planned levels in media support and selling capabilities. And our 16 percent EPS increase significantly exceeded the high single-digit rate we target in our long-term growth model.”
Fourth Quarter Highlights
•	Fourth quarter 2010 net sales declined 2 percent from year-ago results that included an extra week.

•	Segment operating profit declined 9 percent.

•	Diluted EPS totaled $0.31.

•	Excluding certain items affecting comparability, fourth-quarter EPS totaled $0.41 cents compared to $0.43 cents a year ago.
Net sales for the fourth quarter totaled $3.6 billion, 2 percent below prior-year results that included the extra week. Contributions from pound volume matched year-ago levels, with the impact of one less week and divestitures subtracting 7 points of growth. Price and mix subtracted 3 points of net sales growth. Foreign currency translation added 1 point of sales growth. Gross margin of 36.2 percent was below year-ago levels, primarily reflecting mark-to-market effects. Media investment grew 10 percent in the quarter. Segment operating profit declined 9 percent to $606 million. Net earnings declined to $212 million, including the $35 million tax charge (5 cents per share) discussed above, as well as $25 million after-tax expense (4 cents per share) associated with a recent debt repurchase.
U.S. Retail Segment Results
Fiscal 2010 net sales for General Mills’ U.S. Retail operations grew 3 percent to $10.3 billion. Pound volume contributed 1 point of net sales growth including the impact of one less week, which subtracted 2 points of growth. Price and mix contributed 2 points of net sales growth. Segment operating profit increased 8 percent to $2.4 billion, including a 22 percent increase in media spending.
     Net sales for Big G cereals rose 5 percent with good performance from core brands, and strong introductory sales from Chocolate Cheerios and Wheaties Fuel. Snacks sales grew 6 percent led by Fiber One bars, Nature Valley bars and various fruit snacks. Yoplait net sales grew 2 percent including good contributions from new Yoplait Delights yogurt parfaits and Yoplait Greek yogurt. Net sales for the Pillsbury division grew 1 percent led by Totino’s pizza and hot snacks, and Pillsbury Toaster Strudel pastries. Meals division net sales grew 1 percent, as gains by Green Giant frozen vegetables, Old El Paso Mexican foods, and various convenient dinner items offset sales declines in ready-to-serve soup. Baking Products division net sales matched year-ago levels overall, but Betty Crocker brownies, cookie mixes and new gluten-free dessert mixes recorded good growth. For the company’s Small Planet Foods organic and natural product lines, net sales grew 3 percent.
     Fourth quarter U.S. Retail net sales were 2 percent below last year’s results. Pound volume contributed 1 point of growth including the impact of one less week, which subtracted 7 points of growth. Price and mix reduced the rate of net sales growth by 3 points. Segment operating profit was 9 percent below year-ago levels. Media expense rose 14 percent in the quarter. This brand-building investment is expected to help drive continued good net sales growth into fiscal 2011.
International Segment Results
Net sales for General Mills’ consolidated International businesses grew 4 percent in fiscal 2010 to exceed $2.7 billion. Pound volume matched prior-year levels including the impact of divestitures, which subtracted 2 points from growth. Price and mix added 3 points to net sales growth, and foreign exchange translation increased net sales growth by 1 percentage point. On a constant-currency basis, net sales grew 3 percent overall, including gains of 2 percent in Canada, 2 percent in Europe and 9 percent in the Asia / Pacific region. International segment operating profit declined 17 percent reflecting unfavorable foreign currency effects and a 31 percent increase in media expense.
     In the fourth quarter, International segment net sales grew 4 percent. Pound volume grew 2 percent including the impact of divested businesses and one less week, which subtracted 3 points of growth. Price and mix subtracted 1 point of net sales growth and currency exchange contributed 3 points of net sales growth. On a constant-currency basis, net sales rose 1 percent for the quarter. Segment operating profit was down 14 percent for the period primarily due to negative foreign exchange effects.

Bakeries & Foodservice Segment Results
Net sales for the Bakeries and Foodservice segment in fiscal 2010 totaled $1.8 billion. Pound volume subtracted 8 points of net sales growth including the impact of divested product lines and one less week, which subtracted 10 points of growth. Price and mix reduced net sales growth by 6 points, reflecting lower prices on certain commodity-indexed items. Segment operating profit increased 46 percent to $250 million. Successful efforts to emphasize higher-margin product lines and customer channels, lower supply chain costs, and productivity savings contributed to the strong earnings increase.
     In the fourth quarter, Bakeries and Foodservice sales of $459 million were 12 percent below year-ago levels. Pound volume was down 8 percent including the impact of divestitures and one less week, which subtracted 12 points of growth. Segment operating profit of $56 million was 4 percent below year-ago levels.
Joint Venture Summary
After-tax earnings from joint ventures totaled $102 million in 2010, up 11 percent from 2009 results. General Mills’ proportionate share of joint-venture net sales totaled $1.2 billion, up 4 percent from the prior year. Net sales for Cereal Partners Worldwide increased 6 percent, while net sales for Haagen Dazs Japan declined 4 percent. Foreign exchange contributed 2 points of growth to joint venture net sales.
     Fourth-quarter earnings from joint ventures grew at a double-digit rate to $15 million after tax, reflecting strong net sales growth for Cereal Partners Worldwide. Combined joint venture net sales grew 10 percent in the quarter, with foreign exchange contributing 9 points of growth.
Corporate Items
Restructuring, impairment and other exit costs totaled $31 million in 2010, and are described in Note 6 to the financial statements attached below. Unallocated corporate items represented expense of $224 million in 2010 compared to expense of $361 million in 2009. The decrease in expense primarily reflects a significantly smaller reduction in mark-to-market valuation of certain commodity positions for 2010 than was recorded in 2009. Several other items also affected comparability of results year over year. These items are discussed in Note 5 to the financial statements attached below.
     Net interest expense in 2010 totaled $402 million, up 5 percent from fiscal 2009 levels including the fourth-quarter debt repurchase costs. The effective tax rate for 2010 was 35.0 percent including the $35 million charge associated with recent health care legislation. This charge is described under Note 4 to the financial statements. Excluding certain items affecting comparability in both 2010 and 2009, the effective tax rate would be 33.4 percent in 2010 compared to 33.6 percent in 2009. For the fourth quarter, the effective tax rate excluding items affecting comparability would be 33.4 percent in 2010 and 31.2 percent in 2009.
Cash Flow Items
Fiscal 2010 cash flow from operations totaled $2.2 billion, up more than 19 percent from the prior year due to strong net earnings growth. Capital expenditures in 2010 totaled $650 million as the company added manufacturing capacity to support growth in its cereal, snack bar and yogurt businesses. Dividends paid totaled $644 million in 2010, reflecting a 12 percent increase in the annual dividend paid per share. The company repurchased 21 million shares of common stock during the year for $692 million.
Outlook
“We expect fiscal 2011 to be another year of quality growth for General Mills,” said Powell. The company’s plans for 2011 assume 4 to 5 percent inflation in supply-chain costs. Noncash pension and post-retirement expense will be higher in 2011, reflecting a 165 basis point decrease in the discount rate year-over-year. Net sales are expected to grow at a low single-digit rate. Segment operating profits are forecast to grow faster than sales, increasing at a mid single-digit rate. Earnings per share are expected to increase to approximately $2.46 to $2.48 before any effects of mark-to-market valuation. This EPS guidance represents growth of 7 to 8 percent from 2010 results excluding mark-to-market effects and the tax charge related to health care legislation.
General Mills will hold a briefing for investors today, June 29, 2010, beginning at 4:30 p.m. Eastern Time. You may access the web cast from General Mills’ internet home page: www.generalmills.com.
Earnings per share excluding certain items, total company segment operating profit, earnings excluding certain items expressed as a percent of sales, international sales excluding foreign currency translation effects and effective tax rate excluding items affecting comparability are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 10 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Fiscal Year
	2010	% Change	2009	% Change	2008
Net sales	$14,796.5	0.7%	$14,691.3	7.6%	$13,652.1
Cost of sales	8,922.9	(5.6%)	9,457.8	7.7%	8,778.3
Selling, general, and administrative expenses	3,236.1	9.6%	2,951.8	12.5%	2,623.6
Divestitures (gain), net	—	NM	(84.9)	NM	—
Restructuring, impairment, and other exit costs	31.4	(24.5%)	41.6	98.1%	21.0

Operating profit	2,606.1	12.1%	2,325.0	4.3%	2,229.2
Interest, net	401.6	4.9%	382.8	(4.2%)	399.7

Earnings before income taxes and after-tax earnings from joint ventures	2,204.5	13.5%	1,942.2	6.2%	1,829.5
Income taxes	771.2	7.0%	720.4	15.8%	622.2
After-tax earnings from joint ventures	101.7	10.7%	91.9	(17.1%)	110.8

Net earnings, including earnings attributable to noncontrolling interests	1,535.0	16.8%	1,313.7	(0.3%)	1,318.1
Net earnings attributable to noncontrolling interests	4.5	(51.6%)	9.3	(60.2%)	23.4

Net earnings attributable to General Mills (a)	$1,530.5	17.3%	$1,304.4	0.7%	$1,294.7

Earnings per share — basic	$2.32	18.4%	$1.96	1.6%	$1.93

Earnings per share — diluted	$2.24	17.9%	$1.90	2.7%	$1.85

Dividends per share	$0.96	11.6%	$0.86	10.2%	$0.78

	Fiscal Year
	2010	Basis Pt Change	2009	Basis Pt Change	2008
Comparisons as a % of net sales:
Gross margin	39.7%	410	35.6%	(10)	35.7%
Selling, general, and administrative expenses	21.9%	180	20.1%	90	19.2%
Operating profit	17.6%	180	15.8%	(50)	16.3%
Net earnings attributable to General Mills	10.3%	140	8.9%	(60)	9.5%

	Fiscal Year
	2010	Basis Pt Change	2009	Basis Pt Change	2008
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	39.7%	330	36.4%	110	35.3%
Operating profit	17.6%	180	15.8%	(10)	15.9%
Net earnings attributable to General Mills	10.6%	130	9.3%	30	9.0%

(a)	See Note 3 for description of this line as “Net earnings” in this release.

(b)	See Note 10 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to the consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 30, 2010	May 31, 2009	% Change
Net sales	$3,570.4	$3,645.7	(2.1%)
Cost of sales	2,279.1	2,101.1	8.5%
Selling, general, and administrative expenses	817.4	833.7	(2.0%)
Loss on divestitures	—	43.9	NM
Restructuring, impairment, and other exit costs	1.0	35.2	(97.2%)

Operating profit	472.9	631.8	(25.2%)
Interest, net	127.0	101.2	25.5%

Earnings before income taxes and after-tax earnings from joint ventures	345.9	530.6	(34.8%)
Income taxes	148.5	182.4	(18.6%)
After-tax earnings from joint ventures	15.3	12.2	25.4%

Net earnings, including earnings attributable to noncontrolling interests	212.7	360.4	(41.0%)
Net earnings attributable to noncontrolling interests	0.8	1.6	(50.0%)

Net earnings attributable to General Mills (a)	$211.9	$358.8	(40.9%)

Earnings per share — basic	$0.32	$0.54	(40.7%)

Earnings per share — diluted	$0.31	$0.53	(41.5%)

Dividends per share	$0.24	$0.22	9.1%

	Quarter Ended
	May 30, 2010	May 31, 2009	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.2%	42.4%	(620)
Selling, general, and administrative expenses	22.9%	22.9%	—
Operating profit	13.2%	17.3%	(410)
Net earnings attributable to General Mills	5.9%	9.8%	(390)

	Quarter Ended
	May 30, 2010	May 31, 2009	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	37.7%	37.7%	—
Operating profit	14.8%	13.8%	100
Net earnings attributable to General Mills	7.9%	7.9%	—

(a)	See Note 3 for description of this line as “Net earnings” in this release.

(b)	See Note 10 for a reconciliation of these measures not defined by GAAP.
See accompanying notes to the consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Fiscal Year
	2010	% Change	2009	% Change	2008

Net sales:
U.S. Retail	$10,323.5	2.7%	$10,052.1	10.8%	$9,072.0
International	2,702.5	4.3%	2,591.4	1.3%	2,558.8
Bakeries and Foodservice	1,770.5	(13.5)%	2,047.8	1.3%	2,021.3

Total	$14,796.5	0.7%	$14,691.3	7.6%	$13,652.1

Operating profit:
U.S. Retail	$2,392.0	8.3%	$2,208.5	12.0%	$1,971.2
International	219.2	(16.8)%	263.5	(2.5)%	270.3
Bakeries and Foodservice	250.1	46.2%	171.0	3.4%	165.4

Total segment operating profit	2,861.3	8.2%	2,643.0	9.8%	2,406.9

Unallocated corporate expense	223.8	(38.0)%	361.3	130.6%	156.7
Divestitures (gain), net	—	NM	(84.9)	NM	—
Restructuring, impairment, and other exit costs	31.4	(24.5)%	41.6	98.1%	21.0

Operating profit	$2,606.1	12.1%	$2,325.0	4.3%	$2,229.2

	Fiscal Year
		Basis Pt		Basis Pt
	2010	Change	2009	Change	2008

Segment operating profit as a % of net sales:
U.S. Retail	23.2%	120	22.0%	30	21.7%
International	8.1%	(210)	10.2%	(40)	10.6%
Bakeries and Foodservice	14.1%	570	8.4%	20	8.2%

Total segment operating profit	19.3%	130	18.0%	40	17.6%

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended
	May 30,	May 31,
	2010	2009	% Change

Net sales:
U.S. Retail	$2,438.2	$2,480.9	(1.7)%
International	672.8	645.0	4.3%
Bakeries and Foodservice	459.4	519.8	(11.6)%

Total	$3,570.4	$3,645.7	(2.1)%

Operating profit:
U.S. Retail	$502.8	$554.4	(9.3)%
International	47.0	54.7	(14.1)%
Bakeries and Foodservice	56.4	58.5	(3.6)%

Total segment operating profit	606.2	667.6	(9.2)%

Unallocated corporate items	132.3	(43.3)	NM
Loss on divestitures	—	43.9	NM
Restructuring, impairment, and other exit costs	1.0	35.2	(97.2)%

Operating profit	$472.9	$631.8	(25.2)%

	Quarter Ended
	May 30,	May 31,	Basis Pt
	2010	2009	Change

Segment operating profit as a % of net sales:
U.S. Retail	20.6%	22.3%	(170)
International	7.0%	8.5%	(150)
Bakeries and Foodservice	12.3%	11.3%	100

Total segment operating profit	17.0%	18.3%	(130)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Millions, Except Par Value)

	May 30,	May 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$673.2	$749.8
Receivables	1,041.6	953.4
Inventories	1,344.0	1,346.8
Deferred income taxes	42.7	15.6
Prepaid expenses and other current assets	378.5	469.3

Total current assets	3,480.0	3,534.9
Land, buildings, and equipment	3,127.7	3,034.9
Goodwill	6,592.8	6,663.0
Other intangible assets	3,715.0	3,747.0
Other assets	763.4	895.0

Total assets	$17,678.9	$17,874.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$849.5	$803.4
Current portion of long-term debt	107.3	508.5
Notes payable	1,050.1	812.2
Other current liabilities	1,762.2	1,481.9

Total current liabilities	3,769.1	3,606.0
Long-term debt	5,268.5	5,754.8
Deferred income taxes	874.6	1,165.3
Other liabilities	2,118.7	1,932.2

Total liabilities	12,030.9	12,458.3

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,307.1	1,212.1
Retained earnings	8,122.4	7,235.6
Common stock in treasury, at cost, shares of 98.1 and 98.6	(2,615.2)	(2,473.1)
Accumulated other comprehensive loss	(1,486.9)	(877.8)

Total stockholders’ equity	5,402.9	5,172.3
Noncontrolling interests	245.1	244.2

Total equity	5,648.0	5,416.5

Total liabilities and equity	$17,678.9	$17,874.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Fiscal Year
	2010	2009
Cash Flows — Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,535.0	$1,313.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	457.1	453.6
After-tax earnings from joint ventures	(101.7)	(91.9)
Stock-based compensation	107.3	117.7
Deferred income taxes	22.3	215.8
Tax benefit on exercised options	(114.0)	(89.1)
Distributions of earnings from joint ventures	88.0	68.5
Pension and other postretirement benefit plan contributions	(17.2)	(220.3)
Pension and other postretirement benefit plan income	(37.9)	(27.5)
Divestitures (gain), net	—	(84.9)
Gain on insurance settlement	—	(41.3)
Restructuring, impairment, and other exit costs	23.4	31.3
Changes in current assets and liabilities	143.4	176.9
Other, net	75.5	5.7

Net cash provided by operating activities	2,181.2	1,828.2

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(649.9)	(562.6)
Investments in affiliates, net	(130.7)	5.9
Proceeds from disposal of land, buildings, and equipment	7.4	4.1
Proceeds from divestiture of product line	—	244.7
Proceeds from insurance settlement	—	41.3
Other, net	52.0	(22.3)

Net cash used by investing activities	(721.2)	(288.9)

Cash Flows — Financing Activities
Change in notes payable	235.8	(1,390.5)
Issuance of long-term debt	—	1,850.0
Payment of long-term debt	(906.9)	(370.3)
Proceeds from common stock issued on exercised options	388.8	305.2
Tax benefit on exercised options	114.0	89.1
Purchases of common stock for treasury	(691.8)	(1,296.4)
Dividends paid	(643.7)	(579.5)
Other, net	—	(12.1)

Net cash used by financing activities	(1,503.8)	(1,404.5)

Effect of exchange rate changes on cash and cash equivalents	(32.8)	(46.0)

Increase (decrease) in cash and cash equivalents	(76.6)	88.8
Cash and cash equivalents — beginning of year	749.8	661.0

Cash and cash equivalents — end of period	$673.2	$749.8

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(121.1)	$81.8
Inventories	(16.7)	(28.1)
Prepaid expenses and other current assets	53.5	30.2
Accounts payable	69.6	(116.4)
Other current liabilities	158.1	209.4

Changes in current assets and liabilities	$143.4	$176.9

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.
(2)	In May 2010 our Board of Directors approved a two-for-one stock split to be effected in the form of a 100 percent stock dividend to stockholders of record on May 28, 2010. The Company’s stockholders received one additional share for each share in their possession on that date. The additional shares were distributed on June 8, 2010. This did not change the proportionate interest that a stockholder maintained in the Company. All shares and per share amounts have been adjusted to reflect the two-for-one split throughout this release.
(3)	At the beginning of fiscal 2010, we adopted new guidance on noncontrolling interests in financial statements, which among other things changed the presentation of the Consolidated Statement of Earnings and Consolidated Balance Sheets. We use the captions required by this standard in our Consolidated Financial Statements, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release. To conform to the current period presentation, we made the following reclassifications to “Net earnings attributable to noncontrolling interests” in our Consolidated Statements of Earnings:

	Quarter	Fiscal
	Ended	Year
	May 31,
In Millions	2009	2009	2008

From interest, net	$1.2	$7.2	$22.0
From selling, general, and administrative expenses	0.4	2.1	1.4

Net earnings attributable to noncontrolling interests	$1.6	$9.3	$23.4

Also, noncontrolling interests previously reported as minority interests have been reclassified to a separate section in equity on the Consolidated Balance Sheets, as a result of the adoption. In addition, certain other reclassifications to our previously reported financial information have been made to conform to the current period presentation.
(4)	In March 2010, the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”), was signed into law. The Act changed the tax treatment of subsidies to companies that provide prescription drug benefits that are at least the equivalent of benefits under Medicare Part D. As a result of the enactment, we recorded an income tax charge of $35 million in the fourth quarter of fiscal 2010, to adjust the value of the deferred income tax asset associated with the subsidy.
(5)	For the fourth quarter of fiscal 2010, unallocated corporate items totaled $132 million of expense compared to $43 million of income in the same period last year. We recorded a $55 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2010, compared to a $170 million net increase in income in the fourth quarter of fiscal 2009. In the fourth quarter of fiscal 2009, we recorded write-downs of $16 million related to various corporate investments.
For fiscal 2010, unallocated corporate expense was $224 million compared to $361 million last year. In fiscal 2010 we recorded a $7 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $119 million net increase in expense last year. Also in fiscal 2010, we recorded a $13 million recovery against a corporate investment compared to $35 million of write-downs against various investments in fiscal 2009. In fiscal 2009, we recognized a $41 million gain from an insurance settlement.

(6)	Restructuring, impairment, and other exit costs were as follows:

	Quarter Ended		Fiscal Year
	May 30,	May 31,
Expense (Income), in Millions	2010	2009	2010	2009

Discontinuation of kids’ refrigerated yogurt beverage and microwave soup product lines	$—	$—	$24.1	$—
Discontinuation of the breadcrumbs product line at Federalsburg, Maryland plant	0.1	—	6.2	—
Closure and sale of Contagem, Brazil bread and pasta plant	—	16.8	(0.6)	16.8
Discontinuation of product line at Murfreesboro, Tennessee plant	—	8.3	—	8.3
Charges associated with restructuring actions previously announced	0.9	10.1	1.7	16.5

Total	$1.0	$35.2	$31.4	$41.6

There were no new restructuring actions in the fourth quarter of fiscal 2010.

(7)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
	May 30,	May 31,
In Millions, Except per Share Data	2010	2009	2010	2009	2008

Net earnings attributable to General Mills	$211.9	$358.8	$1,530.5	$1,304.4	$1,294.7
Capital appreciation paid on Series B-1 Interests in General Mills Cereals, LLC (a)	—	—	—	—	(8.0)

Net earnings for EPS calculation	$211.9	$358.8	$1,530.5	$1,304.4	$1,286.7

Average number of common shares — basic EPS	664.2	657.8	659.6	663.7	665.9
Incremental share effect from:
Stock options	18.9	10.7	17.7	17.9	21.3
Restricted stock, restricted stock units, and other	6.6	4.9	6.0	5.5	5.6
Forward purchase contract (b)	—	—	—	—	1.0

Average number of common shares — diluted EPS	689.7	673.4	683.3	687.1	693.8

Earnings per share — basic	$0.32	$0.54	$2.32	$1.96	$1.93
Earnings per share — diluted	$0.31	$0.53	$2.24	$1.90	$1.85

(a)	On August 7, 2007, we repurchased all of the Series B-1 limited membership interests in General Mills Cereals, LLC for $843 million, of which $8 million related to capital appreciation paid to the third party holders of the interests and reduced net earnings attributable to common stockholders in our basic and diluted EPS calculations.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 28.6 million shares of common stock.
(8)	In May 2010, we paid $437 million to repurchase in a cash tender offer $400 million of our previously issued debt. We repurchased $221 million of our 6.0 percent notes due 2012 and $179 million of our 5.65 percent notes due 2012. As a result of the repurchase, we recorded interest expense of $40 million which represented the premium paid in the tender offer, the write-off of the remaining discount and unamortized fees, and the settlement of related swaps. We issued commercial paper to fund the repurchase.

(9)	Cereal Partners Worldwide (CPW), our joint venture with Nestlé, reclassified certain expenses as a reduction to net sales. To conform to the current period presentation, CPW reduced its previously reported net sales by approximately $150 million in fiscal 2009 and $200 million in fiscal 2008. There was no effect on earnings from joint ventures.

(10)	We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), the net gain on divestitures of certain product lines (“divestitures gain, net”), the gain from our insurance settlement in Argentina (“gain from insurance settlement”), the effect of a Federal court decision on an uncertain tax item (“uncertain tax item”), and enactment date tax charges related to the recent Federal health care reform (“tax charge — health care reform”) (collectively, these five items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rate excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Fiscal Year
	May 30,	May 31,
Per Share Data	2010	2009	2010	2009

Diluted earnings per share, as reported	$0.31	$0.53	$2.24	$1.90
Mark-to-market effects (a)	0.05	(0.16)	0.01	0.11
Loss (gain) on divestitures, net (b)	—	0.06	—	(0.06)
Gain from insurance settlement (c)	—	—	—	(0.04)
Uncertain tax item (d)	—	—	—	0.08
Tax charge — health care reform (e)	0.05	—	0.05	—

Diluted earnings per share, excluding certain items affecting comparability	$0.41	$0.43	$2.30	$1.99

(a)	See Note 5.

(b)	Gain on sale of Pop•Secret product line, net of losses on sales and discontinuation of certain bread dough and concentrates product lines.

(c)	Settlement with an insurance carrier covering the loss of a manufacturing plant in Argentina in fiscal 2008.

(d)	Effect of a Federal court decision on an uncertain tax matter.

(e)	See Note 4.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	May 30, 2010		May 31, 2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,291.3	36.2%	$1,544.6	42.4%
Mark-to-market effects (b)	54.7	1.5%	(170.5)	(4.7)%

Adjusted gross margin	$1,346.0	37.7%	$1,374.1	37.7%

Operating profit as reported	$472.9	13.2%	$631.8	17.3%
Mark-to-market effects (b)	54.7	1.6%	(170.5)	(4.7)%
Loss on divestitures (c)	—	—%	43.9	1.2%

Adjusted operating profit	$527.6	14.8%	$505.2	13.8%

Net earnings attributable to General Mills as reported	$211.9	5.9%	$358.8	9.8%
Mark-to-market effects, net of tax (b)	34.5	1.0%	(107.1)	(2.9)%
Loss on divestitures, net of tax (c)	—	—%	36.7	1.0%
Tax charge — health care reform (d)	35.0	1.0%	—	—%

Adjusted net earnings attributable to General Mills	$281.4	7.9%	$288.4	7.9%

	Fiscal Year
In Millions	2010		2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$5,873.6	39.7%	$5,233.5	35.6%
Mark-to-market effects (b)	7.1	—%	118.9	0.8%

Adjusted gross margin	$5,880.7	39.7%	$5,352.4	36.4%

Operating profit as reported	$2,606.1	17.6%	$2,325.0	15.8%
Mark-to-market effects (b)	7.1	—%	118.9	0.8%
Gain on divestitures, net (c)	—	—%	(84.9)	(0.5)%
Gain from insurance settlement (e)	—	—%	(41.3)	(0.3)%

Adjusted operating profit	$2,613.2	17.6%	$2,317.7	15.8%

Net earnings attributable to General Mills as reported	$1,530.5	10.3%	$1,304.4	8.9%
Mark-to-market effects, net of tax (b)	4.5	—%	74.9	0.5%
Gain on divestitures, net of tax (c)	—	—%	(38.1)	(0.3)%
Gain from insurance settlement, net of tax (e)	—	—%	(27.0)	(0.2)%
Uncertain tax item (f)	—	—%	52.6	0.4%
Tax charge — health care reform (d)	35.0	0.3%	—	—%

Adjusted net earnings attributable to General Mills	$1,570.0	10.6%	$1,366.8	9.3%

(a)	Net sales less cost of sales.

(b)	See Note 5.

(c)	Gain on sale of Pop•Secret product line, net of losses on sales and discontinuation of certain bread dough and concentrates product lines.

(d)	See Note 4.

(e)	Settlement with an insurance carrier covering the loss of a manufacturing plant in Argentina in fiscal 2008.

(f)	Effect of a Federal court decision on an uncertain tax matter.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

A reconciliation of International segment and region sales growth rates as reported to International segment and region sales growth rates excluding the impact of foreign currency exchange presentation below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended May 30, 2010
		Impact of
	Percentage Change in	Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	6%	1%	5%
Canada	4	17	(13)
Asia/Pacific	28	12	16
Latin America	(24)	(21)	(3)

Total International	4%	3%	1%

	Fiscal Year Ended May 30, 2010
		Impact of
	Percentage Change in	Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	1%	(1)%	2%
Canada	10	8	2
Asia/Pacific	14	5	9
Latin America	(11)	(11)	Flat

Total International	4%	1%	3%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability:

	Quarter Ended				Fiscal Year Ended
	May 30, 2010		May 31, 2009		May 30, 2010		May 31, 2009
					Pretax		Pretax
	Pretax	Income	Pretax	Income	Earnings	Income	Earnings	Income
In Millions	Earnings (a)	Taxes	Earnings (a)	Taxes	(a)	Taxes	(a)	Taxes

As reported	$345.9	$148.5	$530.6	$182.4	$2,204.5	$771.2	$1,942.2	$720.4
Mark-to-market effects (b)	54.7	20.2	(170.5)	(63.4)	7.1	2.6	118.9	44.0
Divestitures (gain), net (c)	—	—	43.9	7.2	—	—	(84.9)	(46.8)
Gain from insurance settlement (d)	—	—	—	—	—	—	(41.3)	(14.3)
Uncertain tax item (e)	—	—	—	—	—	—	—	(52.6)
Tax charge — health care reform (f)	—	(35.0)	—	—	—	(35.0)	—	—

As adjusted	$400.6	$133.7	$404.0	$126.2	$2,211.6	$738.8	$1,934.9	$650.7

Effective tax rate:
As reported		42.9%		34.4%		35.0%		37.1%
As adjusted		33.4%		31.2%		33.4%		33.6%

(a)	Earnings before income taxes and after-tax earnings from joint ventures

(b)	See Note 5.

(c)	Gain on sale of Pop•Secret product line, net of losses on sales and discontinuation of certain bread dough and concentrates product lines.

(d)	Settlement with an insurance carrier covering the loss of a manufacturing plant in Argentina in fiscal 2008.

(e)	Effect of a Federal court decision on an uncertain tax matter.

(f)	See Note 4.